                                                                       EXHIBIT 5

                          LUSE GORMAN POMERENK & SCHICK
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015
                                ----------------
                            TELEPHONE (200) 274-2000
                            FACSIMILE (200) 362-2902
                                www. luselaw.com
WRITER'S DIRECT DIAL NUMBER                                      WRITER'S E-MAIL
(202) 274-2000

September 8, 2005

The Board of Directors
BCB Bancorp, Inc.
104-110 Avenue C
Bayonne, New Jersey 07002

            RE: BCB BANCORP, INC.
                COMMON STOCK, NO PAR VALUE PER SHARE

Ladies and Gentlemen:

      You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the shares of common stock, no par value per share ("Common Stock") of BCB Bancorp, Inc. (the "Company"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

      We are of the opinion that the Common Stock is duly authorized and, upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

      We hereby consent to our firm being referenced under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Form S-1.

                                Very truly yours,

                                /s/ ALAN SCHICK AS PRINCIPAL OF
                                LUSE GORMAN POMERENK & SCHICK
                                A PROFESSIONAL CORPORATION